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                                                                 Exhibit 10b(21)

                             EMPLOYMENT AGREEMENT

                                    BETWEEN

                    NORTH CAROLINA NATURAL GAS CORPORATION

                                      AND

                               TERRENCE D. DAVIS




                                 July 15, 1999
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                             EMPLOYMENT AGREEMENT
                             --------------------

     EMPLOYMENT AGREEMENT ("Agreement"), dated as of the July 15, 1999, between North Carolina Natural Gas Corporation ("NCNG" or "Company"), a Delaware Corporation headquartered in Fayetteville, North Carolina and a subsidiary of Carolina Power & Light Company ("CP&L"), and Terrence D. Davis ("Davis").

                                   Recitals
                                   --------

     1. On or around July 15, 1999 ("Closing Date"), North Carolina Natural Gas will, through a merger transaction, become a wholly owned subsidiary of Carolina Power & Light ("CP&L"). NCNG, as it existed prior to this merger, will be referred to herein as "Pre-Merger NCNG."

     2. Davis was employed as Senior Vice President - Operations of Pre-Merger NCNG and entered into an Employment Agreement with Pre-Merger NCNG on January 8, 1991, ("Prior Agreement").

     3. NCNG and Davis wish to enter into an employment relationship whereby Davis will be employed as Senior Vice President - Operations of NCNG after the Closing Date.

     4. NCNG and Davis wish to rescind his Prior Agreement and enter into this new Employment Agreement which will supersede all prior agreements on the subject matter.

     5. Davis will be employed as an "at will" employee of NCNG. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                  Provisions
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

     1.   TERM OF EMPLOYMENT.
          ------------------

          (a). Employment. The Company hereby agrees to employ Davis as an "at
               ----------
will" employee, and Davis hereby accepts employment with NCNG, for the Employment Term stated herein, subject to the terms and conditions hereof.

          (b). Employment Term. Unless sooner terminated in accordance with
               ---------------
the provisions of Section 6, Davis' term of employment with NCNG under this Agreement (the "Employment Term") shall commence on the Closing Date ("Employment Date"), and shall continue until July 15, 2002. Should Davis' employment with NCNG continue past July 15, 2002, then such employment shall not be subject to this Employment Agreement.

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     2.   RESPONSIBILITIES; OTHER ACTIVITIES.
          ----------------------------------

          Davis shall initially occupy the position of Senior Vice President - Operations of NCNG and shall undertake the general responsibilities and duties of such position as directed by NCNG. During the Employment Term, Davis shall perform faithfully the duties of Davis' position, devote all of Davis' working time and energies to the business and affairs of NCNG and shall use Davis' best efforts, skills and abilities to promote NCNG. NCNG reserves the right to modify Davis' duties and responsibilities and to reassign him to another position, subject to the provisions of Section 6(c).

     3.   SALARY.
          ------

          As compensation for the services to be performed hereunder: Davis will be paid a salary at the annual rate of One Hundred Fifty Six Thousand Dollars ($156,000) (less applicable withholdings) beginning on the Employment Date. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by the NCNG Board of Directors at its discretion. Annual salary shall be deemed earned proportionally as Davis performs services over the course of the Salary Year. Payments of annual salary shall be made, except as otherwise provided herein, in accordance with NCNG's standard payroll policies and procedures.

     4.   PRIOR AGREEMENT.
          ---------------

          The parties agree that the Prior Agreement between Pre-Merger NCNG and Davis dated January 8, 1991, is no longer in effect and that this Employment Agreement supersedes Davis' Prior Agreement with Pre-Merger NCNG.

     5.   BENEFITS.
          --------

          During the Employment Term, Davis shall be entitled to participate in all Company sponsored benefit programs as NCNG or CP&L may have in effect in accordance with their terms. Provided, however, that nothing contained in this Agreement shall require NCNG or CP&L to continue to offer such benefits or programs or to limit NCNG's or CP&L's absolute right to modify or eliminate these benefits.

          (a). Existing Pre-Merger NCNG Plans. Davis will continue participating
               ------------------------------
in the following existing Pre-Merger NCNG Plans until December 31, 1999, in accordance with their terms: North Carolina Natural Gas Executive Pension Restoration Plan, North Carolina Natural Gas Employees' Pension Plan, North Carolina Natural Gas 401(k) Plan, and all other health and welfare plans as described in the existing Pre-Merger NCNG Handbook, in which Davis is eligible to participate. Davis' rights to benefits under these Plans will be based upon the terms of these Plans.

          (b). Terminating Pre-Merger NCNG Plans. The parties acknowledge that
               ---------------------------------
the following Pre-Merger North Carolina Natural Gas plans will terminate, in accordance with their

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terms, on or around the Closing Date: the NCNG Long Term Incentive Plan; the
NCNG Annual Incentive Plan; the NCNG Employee Stock Purchase Plan; and the NCNG Key Employee Stock Option Plan. Davis' rights to benefits in those plans will be based upon the terms of those plans.

          (c). CP&L Plans and Post-Merger NCNG Plans. Davis will be eligible to
               -------------------------------------
participate in the following benefit plans as well as any other plans that may be made available to similarly situated employees subject to their terms:

               (i).    Management Incentive Compensation Program. Davis will be
                       -----------------------------------------
eligible to participate in the CP&L Management Incentive Compensation Program
(MICP) beginning in 2000, for which payment will be made on or before March 31, 2001, in accordance with the terms of the plan. Pursuant to the terms of the MICP, Davis' target compensation under such program will be approximately 25% of base salary earnings. Davis will be entitled to a 1999 Bonus for the remainder of 1999 to be calculated under the terms of the CP&L MICP and prorated accordingly.

               (ii).   Long Term Incentives. Davis will be eligible to
                       --------------------
participate in the CP&L Performance Share Sub-Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Davis' participation in this plan shall begin January 1, 2000.

               (iii).  Management Deferred Compensation Plan. Davis will be
                       -------------------------------------
eligible to participate in CP&L's Management Deferred Compensation Plan in accordance with the terms of the plan. Davis' participation in this plan shall begin January 1, 2000.

               (iv).   Supplemental Retirement Plan. Davis will be eligible for
                       ----------------------------
participation in CP&L's Supplemental Retirement Plan (SRP), subject to its terms. Davis' participation in this plan shall begin January 1, 2000.

               (v).    Split Dollar Life Insurance Plan. Davis shall be eligible
                       --------------------------------
to participate in CP&L's Split Dollar Life Insurance Plan, subject to its terms. Davis' participation in this plan shall begin January 1, 2000.

               (vi).   Personal Accident Insurance Program. Davis shall be
                       -----------------------------------
eligible to participate in CP&L's Personal Accident Insurance Program, subject to its terms. Davis' participation in this plan shall begin January 1, 2000.

               (vii).  Stock Purchase Savings Plan. Davis shall be eligible to
                       ---------------------------
participate in CP&L's Stock Purchase Savings Plan, subject to its terms. Davis' participation in this plan shall begin January 1, 2000.

               (viii). Choice Benefits Program. Davis shall be eligible to
                       -----------------------
participate in CP&L's Choice Benefits Program, subject to its terms. Davis' participation in this plan shall begin January 1, 2000.

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               (ix).   Vacation. Davis shall be entitled to four (4) weeks of
                       --------
paid vacation days beginning January 1, 2000, subject to the terms in the NCNG Handbook.

               (x).    Holiday. Davis will be eligible for eleven (11) paid
                       -------
holidays in each calendar year as provided in the NCNG Handbook.

               (xi).   Automobile Allowance. Davis will be eligible to receive
                       --------------------
an automobile allowance of $1200 per month (less withholdings) subject to the terms of NCNG's policies. Davis will also be eligible for a cellular phone at NCNG's expense. Davis shall be eligible for his automobile allowance at the expiration of his current automobile lease.

               (xii).  Annual Physical. NCNG will pay for an annual physical
                       ---------------
examination by a physician of Davis' choice beginning January 1, 2000.

               (xiii). Business Luncheon Club. NCNG will pay an initiation fee
                       ----------------------
and monthly dues for a membership at a business luncheon club for Davis subject to the approval of NCNG management. Davis shall be immediately eligible for this benefit.

     6.   TERMINATION OF EMPLOYMENT.
          -------------------------

          (a). The employment relationship between Davis and NCNG is "at will" and may be terminated by either NCNG or Davis with or without advance notice and may be terminated with or without cause as defined below.

          (b). Termination Without Cause or Change in Control. Within three
               ----------------------------------------------
years of the Employment Date (on or before July 15, 2002), if Davis' employment is terminated Without Cause or as a result of a Change in Control of NCNG, then Davis will be provided with severance benefits as described below, subject to paragraph 6(h).

               (i).    Severance Benefits. In accordance with a termination
                       ------------------
under this paragraph 6(b), and subject to paragraph 6(h), Davis shall be entitled to the benefits described below. All payments shall be subject to required payroll withholdings, including any withholdings for excise taxes for parachute payments.

                       (aa).  Salary. Davis shall be entitled to continuation of
                              ------
his then current base annual salary for two (2) years and eleven (11) months following such termination, paid on a semi-monthly basis. Provided, however, that if Davis is re-employed before the expiration of the two (2) years and eleven (11) months period following termination, remaining severance shall be reduced to the difference, if any, between the salary continued hereunder and the salary in the new position.

                       (bb).  Welfare Benefit Plans and 401(k) Plan. NCNG shall
                              -------------------------------------
pay Davis a monthly sum to compensate Davis for the employer-paid portion of medical, life, AD&D and disability coverage and for the loss of the company match under the 401(k) plan. Provided, however, that these payments shall cease sixty (60) days following Davis' re-

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employment before the end of the two (2) year and eleven (11) month period following termination. Upon re-employment, NCNG shall have no further obligation to Davis under this paragraph 6(b)(i)(bb).

                       (cc).  Retirement Plan. In order to compensate Davis for
                              ---------------
loss of pension benefits, NCNG shall calculate a "make up" pension benefit. This "make up" pension benefit shall equal the value which would have been added to Davis' pension benefit under the retirement plan in which he is participating at the time of termination, had his employment been continued for two (2) years and eleven (11) months beyond the termination date or to the date sixty (60) days following Davis' re-employment, whichever is earlier. The "make up" pension benefit shall be calculated within a reasonable period of time following such date. The net present value of the "make up" pension benefit (less applicable withholdings) shall be payable, in semi-monthly payments, over a five (5) year period beginning on the first of the month following such calculation.

                              (i). Calculation. If Davis' employment is
                                   -----------
terminated under this paragraph on or before December 31, 1999, then the "make up" pension benefits will be calculated based upon the final average pay as it would have been determined under the NCNG Employees' Pension Plan as of the date of termination. If Davis' employment is terminated on or after January 1, 2000, then this "make up" pension benefit shall be calculated based upon the base salary as determined under the CP&L Supplemental Retirement Plan as of the date of termination.

                       (dd).  Re-employment. Davis acknowledges that benefits
                              -------------
under paragraph 6(b) are affected by his re-employment before the expiration of two (2) years and eleven (11) months from the date of termination. Davis agrees that he shall provide written notice to NCNG of any such re-employment within fourteen (14) days of the date re-employment commences. Such notice shall include the terms of employment, including start date, salary, benefit availability, and other information as may be requested by the NCNG Board of Directors. Such notice shall be delivered to: Vice President, Human Resources, Carolina Power & Light Company, P. O. Box 1551, Raleigh, North Carolina, 27602. For purposes of this Agreement, re-employment shall include, but not be limited to, work as an employee, agent, consultant, independent contractor, or in any other capacity, for an employer, firm, or other entity, or for one's own business.

                       (ee).  Change in Control. For the purposes of paragraph 6
                              -----------------
of this Agreement, a Change in Control shall be deemed to occur if there is a change in the form of ownership of NCNG (e.g., NCNG is acquired, enters into a business combination with another company or otherwise changes form of ownership). Movement of CP&L to a holding company structure or other reorganization among any affiliated companies shall not be considered a Change in Control.

               (c). Constructive Termination. If within three (3) years of the
                    ------------------------
Employment Date (on or before July 15, 2002), Davis is reassigned to another position with significantly and

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materially reduced responsibilities, or his annual salary is reduced, then, at
Davis' option, Davis may deem such action to be a Constructive Termination. Should Davis wish to deem such action a Constructive Termination, then Davis must notify, in writing, the NCNG Chief Executive Officer within 30 days of the date Davis received notification of the change in his duties or salary. Should Davis declare such action to be a Constructive Termination, then he shall be entitled to the benefits described in paragraph 6(b), subject to paragraph 6(h).

          (d). Voluntary Termination. - If Davis terminates his employment
               ---------------------
voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

          (e). Termination for Cause. - The Company may elect at any time to
               ---------------------
terminate Davis' employment immediately hereunder (except as specifically provided otherwise in this Agreement) and remove Davis from employment for Cause. For purposes of this paragraph 6, cause for the termination of employment shall be defined as: (i) the willful and continued failure by him substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by him in misconduct which is materially injurious to the Company, monetarily or otherwise. Upon the termination of Davis' employment for Cause, NCNG shall have no further obligation to Davis under this Agreement except as specifically provided in this Agreement. Upon such termination, Davis shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Davis, or Davis' legal representatives, may have under employee benefit plans and programs of NCNG upon Davis' termination for cause, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

          (f). Termination Due to Death. In the event of the death of Davis at
               ------------------------
any time during the Employment Term, Davis' employment hereunder shall terminate and NCNG shall have no further obligation to Davis under this Agreement except as specifically provided in this Agreement. Davis' estate shall be entitled to receive all earned but unpaid salary accrued to the date of termination. Any rights and benefits Davis, or Davis' estate or other legal representatives, may have under employee benefit plans and programs of NCNG upon Davis' death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.


          (g). Termination Due to Medical Condition.
               ------------------------------------

               (i). At any time NCNG may terminate Davis' employment hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Davis is totally and permanently disabled as determined in accordance with the Company's long-term

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disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Davis is substantially unable to perform Davis' duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term.

               (ii). Upon the termination of Davis' employment due to medical condition, NCNG shall have no further obligation to Davis under this Agreement except as specifically provided in this Agreement. Upon such termination, Davis shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Davis, or Davis' legal representatives, may have under employee benefit plans and programs of NCNG upon Davis' termination due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

          (h). Release of Claims. In order to receive continuation of salary
               -----------------
and benefits under this paragraph 6, Davis agrees to execute a written release of all claims against NCNG, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to NCNG.

     7.   ASSIGNABILITY.
          -------------

          No rights or obligations of Davis under this Agreement may be assigned or transferred by Davis, except that (i) Davis' rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (ii) Davis' rights under employee benefit plans or programs described in Section 5 may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. NCNG may assign or transfer its rights and obligations under this Agreement.

     8.   CONFIDENTIALITY. Davis will not disclose the terms of this Agreement
          ---------------
except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Davis' best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify NCNG promptly upon receipt of such order or subpoena.

     9.   ATTORNEYS FEES. Should NCNG or Davis fail to fulfil their obligations
          --------------
under this Agreement, then the non-breaching party shall be entitled to recover attorneys' fees and expenses from the breaching party should the non-breaching party prevail in any litigation that results from the breaching party's action.

     10.  MISCELLANEOUS.
          -------------

          (a). Governing Law. This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

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          (b). Entire Agreement. This Agreement contains all of the
               ----------------
understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, including specifically the Prior Agreement entered into on January 8, 1991, whether oral or in writing, previously entered into by them with respect thereto.

          (c). Amendment or Modification; Waiver. No provision in this Agreement
               ---------------------------------
may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Davis and by an officer of NCNG thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

          (d). Notice. Any notice (with the exception of notice of termination
               ------
by NCNG, which may be given by any means and need not be in writing) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

          If to Davis:

               Terrence D. Davis
               253 Shawcroft Road
               Fayetteville, NC  28311

          If to NCNG:

               Carolina Power & Light Company
               411 Fayetteville Street
               Raleigh, North Carolina  27602
               Attention:  Vice President-Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

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          (e). Severability. In the event that any provision or portion of
               ------------
this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (f). References. In the event of Davis' death or a judicial
               ----------
determination of Davis' incompetence, reference in this Agreement to Davis shall be deemed, where appropriate, to refer to Davis' legal representative, or, where appropriate, to Davis' beneficiary or beneficiaries.

          (g). Headings. Headings contained herein are for convenient reference
               --------
only and shall not in any way affect the meaning or interpretation of this Agreement.

          (h). Counterparts. This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (i). Rules of Construction. The following rules shall apply to the
               ---------------------
construction and interpretation of this Agreement:

               (i). Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

               (ii). All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

               (iii). Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

               (iv). As used in this Agreement, "including" is illustrative, and means "including but not limited to."

          (j). Remedies. Remedies specified in this Agreement are in addition
               --------
to any others available at law or in equity.

          (k). Withholding Taxes. All payments under this Agreement shall be
               -----------------
subject to applicable income, excise and employment tax withholding requirements.

     IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

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By:  /s/ Terrence D. Davis                            Date: 3/28/00
     --------------------------------------
     Terrence D. Davis

By:  /s/ Calvin B. Wells                               Date: 4/6/00
     --------------------------------------
     North Carolina Natural Gas Corporation

Title: President

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